Exhibit I-1



                  Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 30, 1998


To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS


Date:     Friday, May 15, 1998
Time:     10:00 a.m. Central Daylight Time
Place:    The Woodlands Executive Conference Center
          2301 North Millbend Drive
          The Woodlands, Texas  77380-1360

MATTERS TO BE VOTED ON


1.   Election of Fourteen Directors.

2.   Approval of the 1998 Equity Ownership Plan.

3.   Approval of the Executive Annual Incentive Plan.

4. Ratification of the appointment of Coopers & Lybrand L.L.P. as our independent accountants for 1998.




Michael G. Thompson
Secretary

                            PROXY STATEMENT


Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by Edwin Lupberger and Bismark A. Steinhagen, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "We", "our", "Entergy" and the "Corporation" each refers to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 30, 1998.

                   GENERAL INFORMATION ABOUT VOTING

WHO  CAN  VOTE.   You are entitled to vote your Common  Stock  if  our
records show that you held your shares as of March 16, 1998. At the close of business on March 16, 1998, a total of 245,881,656 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted in accordance with your instructions. If you hold your shares in your own name, you may instruct the proxies how to vote your Common Stock by using the toll free telephone number listed on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Of course, you may come to the meeting and vote your shares in person. When you use the telephone system, the system verifies that you are a stockholder through the use of a Personal Identification Number assigned to you. The procedure allows you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone voting system are on the proxy card. Whether you mail or telephone your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented other than those described in this proxy statement. If any other matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy instructions.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting may not be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, it may vote on matters which the New York Stock Exchange determines to be routine. All four proposals before the annual meeting are routine. If a nominee cannot vote on a matter because it is not routine or fails to vote on, there is a "broker non-vote".

VOTES NECESSARY FOR ACTION TO BE TAKEN. Fourteen directors will be elected at the meeting, meaning that the fourteen nominees receiving the most votes will be elected. In this case, "broker non-votes" will not be counted as a vote for or against the election of directors. The three other proposals require an affirmative vote of a majority of shares entitled to vote. Therefore, abstentions and "broker non-votes" will have the effect of being a vote cast against those three proposals.

COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect certain of our employees may solicit stockholders for proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500, plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 16, 1998 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote, invest in, or acquire the common stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 1997:

Name and Address of                             Amount and Nature of   Percent
Beneficial Owner                                Beneficial Ownership  of Class
Barrow, Hanley, Mewhinney & Strauss, Inc.("BHM&S")  13,587,608(1)       5.7%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

Brinson Partners, Inc. ("BPI")                      15,503,600(2)       6.4%
209 South LaSalle
Chicago, Illinois 60604-1295

Franklin Resources, Inc. ("FRI")                    19,655,701 (3)      8.10%
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, CA 94403-7777

(1) Of the 13,587,608 shares, BHM&S has sole voting power as to 3,356,458 shares, and shared voting power as to 10,231,150 shares.

(2) BPI has shared voting power as to all 15,503,600 shares. BPI is wholly owned by Brinson Holdings, Inc., which is wholly owned by SBC Holding (USA), Inc., which is wholly owned by Swiss Bank
     Corporation.   Each  of  the  above  companies  reported  identical
     ownership of the subject 15,503,600 shares in the report filed with the Securities and Exchange Commission.

(3) FRI may not vote or transfer this Common Stock. These shares are beneficially owned by one or more investment companies or other managed accounts which are advised by investment advisory subsidiaries of FRI. Those subsidiaries, Franklin Advisors, Inc., Templeton Global Advisors, Limited, Templeton/Franklin Investment Services, Inc., Templeton Investment Management (Australia) Limited, Templeton Investment Counsel, Inc., Franklin Advisory Services, Inc., and Franklin Mutual Advisors, Inc., may vote and transfer 8,143,000, 10,155,800, 23,285, 25,000, 7,500, 1,300,000,
     and 1,116 shares, respectively.



        PROPOSAL 2 - APPROVAL OF THE 1998 EQUITY OWNERSHIP PLAN

The Board of Directors adopted, subject to stockholder approval, the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("Equity Plan"). This Equity Plan replaces the plan previously approved by shareholders in 1991. There are no material differences between the Equity Plan and the prior plan except that the awards granted under the Equity Plan are intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Subject to shareholder approval, the Equity Plan will be effective as of January 1, 1998.

MAXIMUM NUMBER OF SHARES. A maximum of 12,000,000 shares of Common Stock will be available for awards. The value of each share of Common Stock on December 31, 1997 was $29.9375. Common Stock awarded may be authorized but unissued shares or shares acquired on the open market. Those stock awards which are forfeited, terminated, or expire, will again be available for subsequent awards. Any Common Stock surrendered by a participant to pay withholding taxes shall become available for subsequent awards.

PARTICIPANTS AND PURPOSE OF THE PLAN. The plan's purpose is to link a participant's performance to shareholder value and reward effective leadership with equity incentives. Only those officers and non-employee directors having significant responsibility for continued growth, development and financial success shall be eligible to participate. The Equity Plan will be administered by the Personnel Committee of the Board which will select the participants and determine the forms of award. Approximately 150 employees will be eligible for awards of stock options. For all other forms of awards, approximately 50 employees will be eligible to participate. The committee has no plans for any outside directors to participate in the Equity Plan at this time but does anticipate that all executive officers and current officers will participate.

FORMS OF AWARD. The Equity Plan provides for several different forms of award including: (1) stock options to purchase Common Stock, which may be either non-statutory stock options or incentive stock options as defined by Federal tax laws, (2) restricted shares, which vest over time, (3) performance shares pursuant to which Common Stock is awarded upon reaching specific performance goals, and (4) equity awards in the form of phantom stock units convertible into Common Stock and/or cash.

STOCK OPTIONS. When granting stock options, the committee will set the exercise price at not less than fair market value of the Common Stock on the date the award is granted. Options will not be exercisable for 6 months and will expire 10 years after the date of the award. Non-statutory stock options may be transferred to family members or charities. Incentive stock options must comply with applicable tax requirements and may not be exercised by a participant in an amount that exceeds $100,000 in any one year. The total number of stock options granted to a single participant shall not exceed 480,000 shares.

RESTRICTED SHARES. At the time of an award of restricted shares, the committee will establish a period during which the restricted shares will be subject to certain restrictions and provide for the lapse or termination of restrictions upon the satisfaction of other conditions. Holders of restricted shares generally have the right to vote and receive dividends.

PERFORMANCE  SHARES.   Common Stock may be  awarded  in  the  form  of
performance shares. The receipt of the Common Stock shall be contingent upon the participant meeting specified performance goals during a performance period. Performance goals can be based on one or more business criteria that apply to either the participant, a business unit or the Corporation. The performance goals may be stated in terms of absolute levels or relative to its subsidiaries or to an index or indices. The number of performance shares payable to a single participant shall not exceed 480,000 shares.

EQUITY AWARDS. Equity awards in the form of phantom stock units may be awarded. The value of these units is related to the value of Common Stock. The committee shall determine the number of phantom stock units to be awarded and all other terms, restrictions and conditions of such awards. Each phantom stock unit will be credited to each participant's account for accounting purposes. Each matured phantom stock unit may be settled in cash, Common Stock or a combination of both, as determined by the committee. The committee may also permit participants to purchase phantom stock units, each of which represents one share of Common Stock, the purchase price of which shall not be less than 80% of the fair market value on the date such award is purchased.

PERFORMANCE-BASED COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, prevents public corporations from deducting as a business expense that portion of compensation exceeding $1,000,000 paid to the Chief Executive Officer and any of the other four most highly compensated executive officers. This deduction limit does not apply, however, to "performance-based compensation." Performance-based compensation is compensation paid solely because a participant met one or more pre-established, objective performance goals. All awards of stock options and performance shares made to executive officers will be deemed to be performance-based compensation.

Stock options are considered performance-based compensation because the exercise price of such option may not be less than the fair market value of a share of Common Stock on the date of the award. Performance shares are considered performance-based compensation because the goals, the period, and the objective formula for computing the number of performance shares which are payable when performance goals are met will be established by the committee in writing prior to the beginning of the performance period. Once performance goals are set, the committee may lower an award but may not increase an award. The performance goals for such executive officers shall be based upon or may relate to one or any combination of the following business criteria: Earnings before income taxes, depreciation and amortization (EBITDA), Earnings before income taxes (EBIT), net income, earnings per share, operating cash flow, cash flow, return on equity, sales, budget achievement, productivity, price of Common Stock, market share, total return to shareholder, return on capital, net cash flow, cash available to parent, net operating profit after taxes (NOPAT), economic value added (EVA), expense spending, operation and maintenance (O&M) expense, expense, O&M or capital/kWh, capital spending, gross margin, net margin, market capitalization, market value, debt ratio, equity ratio, return on assets, profit margin, customer growth or customer satisfaction.

AMENDMENTS. The committee may amend or terminate the Equity Plan unless shareholder approval is required for an amendment to comply with any tax or regulatory requirements, or to ensure that the applicable requirements for deductibility of the performance based compensation are met.

TAX CONSEQUENCES OF THE PLAN. The grant of a stock option will not result in taxable income for the optionee or the Corporation at the time of the grant. Upon the exercise of a non-statutory stock option, the optionee will recognize ordinary income in the amount by which the fair market value exceeds the option price. The Corporation will be entitled to a deduction for the same amount. The optionee will have no taxable income upon the exercise of an incentive stock option (except that the alternative minimum tax may apply), and the Corporation will receive no deduction when an incentive stock option is exercised. The tax treatment to an optionee of a disposition of shares acquired by the exercise of an option depends on the length of time the shares have been held and whether such shares were acquired by the exercise of an incentive stock option or non-statutory stock option. Generally, there will be no tax consequence to the Corporation in connection with the disposition of shares acquired under a stock option except that the Corporation may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable incentive stock option holding periods have been satisfied.

With respect to other awards granted under the Equity Plan that are settled either in cash, in Common Stock or other property and are either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or fair market value of shares or property received; the Corporation will be entitled to a deduction for the same amount. For awards that are settled in Common Stock or property and are restricted as to the transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Corporation will be entitled to a deduction for the same amount.

NEW PLAN BENEFITS. Providing that you approve the Equity Plan, stock options will be awarded in January 1999 and performance shares will be awarded in January 1998 based on performance goals set by the committee for 1998. Under applicable treasury regulations, the committee may set these performance goals no later than March 31, 1998 for the 1998 performance period as long as the attainment of the specific goals is still undeterminable. The performance goals will be based on one of the business criteria discussed above under the heading "Performance-Based Compensation." The Corporation is unable to provide meaningful disclosure as to what benefits will be payable under this plan for 1998, because the performance goals have not been set and the number of participants and the amount of stock options or performance shares to be awarded has not been determined. Under the 1991 plan, however, in January 1996 the committee granted performance shares at the superior target level as follows: Mr. Lupberger, 40,000 shares; Mr. Gallaher, 20,000 shares; Mr. Hintz, 20,000 shares; Mr. Jackson, 20,000 shares; Mr. Maulden, 25,000 shares; Mr. McInvale, 20,000 shares; all executive officers as a group, 163,000 shares; and all non-executive officers and employees as a group, 256,750 shares. These awards are subject to a three year performance period. It is impossible to determine, at this time, whether any or all awards will be earned. In January 1998, under the 1991 plan, the committee granted 71,250 options to all executive officers as a group and 50,000 options to all non-executive officers and employees as a group with an exercise price of $26.50. Options granted to the named executive officers are reported on the Option Grant Table on page 17. These options are currently exercisable.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1998 EQUITY OWNERSHIP PLAN.